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                                                                       EXHIBIT 8

 [LETTERHEAD OF CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP]

                               January 20, 1999

MGM Grand, Inc.
3799 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Primadonna Resorts, Inc.
P.O. Box 95997
Interstate 15
Las Vegas, Nevada 89193-5997

     Re: Merger of MGM Acquisition Corp., A Wholly-Owned Subsidiary of MGM Grand, Inc., With And Into Primadonna Resorts, Inc.
          Registration Statement on Form S-4

Dear Sirs:

     We have acted as counsel for MGM Grand, Inc. and MGM Acquisition Corp. in connection with the above-referenced registration statement. In connection therewith, we have reviewed the discussion set forth under the caption "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" other than as to the tax effects of the proposed merger on Primadonna Resorts, Inc. (the "Discussion") in the Proxy Statement/Prospectus (the "Prospectus") that is part of the Registration Statement on Form S-4 ("Registration Statement") filed by MGM Grand, Inc. and Primadonna Resorts, Inc. with the Securities and Exchange Commission. Capitalized terms used herein but not defined have the same meanings as provided in the Prospectus.

     It is our opinion that the Discussion is accurate.

     We hereby consent to the use of our name in the Registration Statement. The issuance of such a consent does not concede that we are an "expert" for purposes of the Securities Act of 1933.

                                Very truly yours,
                                /s/ Christensen, Miller, Fink, Jacobs, Glaser,
                                    Weil & Shapiro, LLP
                                CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL
                                    & SHAPIRO, LLP